Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statements 333-45267, 333-55806, 333-112062, 333-112063, 333-140903, 333-171291, 333-177787 and 333-192289 on Form S-8 and 333-184871 on Form S-3 of Avnet, Inc. of our report dated August 7, 2015, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 27, 2015 and June 28, 2014, and related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 27, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 27, 2015, which report appears in the June 27, 2015, annual report on Form 10-K of Avnet, Inc.

/s/ KPMG LLP

Phoenix, Arizona

August 7, 2015